Exhibit 99.1

Consent of The Lenox Group, LLC

The Lenox Group, LLC (“Lenox Group”) consents to: (i) the inclusion and description of our opinion letter dated  March 4, 2025 to the Board Committee of SunLink Health Systems, Inc. (“SunLink”), included as Annex D to the Joint Proxy Statement/Prospectus relating to the proposed merger of SunLink with and into Regional Health Properties, Inc. (“Regional”), which forms a part of Amendment No. 2 to Registration Statement on Form S-4 of Regional (the “Registration Statement”); and (ii) the references to our firm and our opinion included in such Registration Statement.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the terms “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ THE LENOX GROUP, LLC

Dated: June 13, 2025